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                                                                    EXHIBIT 99.1

                         Independent Accountants' Report

The Board of Directors
NovaStar Mortgage, Inc.

We have examined management's assertion about NovaStar Mortgage, Inc.'s (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers for the period from July 1, 1997 to December 31, 1997 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our explanation was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that NovaStar Mortgage, Inc. complied with the aforementioned minimum servicing standards for the period from July 1, 1997 to December 31, 1997 is fairly stated, in all material respects.

                                    /s/ KPMG Peat Marwick LLP


April 3, 1998


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                              Management Assertion

For the period from July 1, 1997 to December 31, 1997, NovaStar Mortgage, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, NovaStar Mortgage, Inc. had in effect a fidelity bond in the amount of $2,000,000 and an errors and omissions policy in the amount of $1,000,000.

                                 /s/ Chris S. Miller
                                 Senior Vice-President/Servicing Manager

April 3, 1998